EXHIBIT 99.1

[Kindred logo appears here]

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES FINAL APPRAISERS’ DETERMINATION OF

FAIR MARKET RENTAL UNDER THE VENTAS MASTER LEASES

Final Appraisers Determine Aggregate Annual Rent to Ventas Should Increase by $33.1 Million

Final Appraisers Determine Annual Rent Escalator Should Decrease by Approximately 0.8%

Company Reinstates Annual Earnings Guidance

LOUISVILLE, Ky. (October 7, 2006) – Kindred Healthcare, Inc. (“Kindred”) (NYSE: KND) today announced that the final appraisers engaged in connection with the rent reset process under the four Master Leases with Ventas Realty, Limited Partnership (“Ventas”) (NYSE: VTR) have reported the results of their determination of fair market rental under the Master Leases. The final appraisers determined that the aggregate annual rental for the Master Leases should be increased by $33.1 million. The final appraisers determined that the annual rent escalators should be adjusted downward to a weighted average of approximately 2.65% compared to the current annual rent escalator of 3.5%.

The following chart sets forth the determination by the final appraisers of fair market rental and the annual rent escalator for each of the Master Leases.

Dollars in thousands

	Final Appraised Annual Rents	Existing Annual Rents	Potential Increase	Final Appraised Annual Rent Escalator	Current Annual Rent Escalator	Difference Increase/ (Decrease)
Master Lease 1	$98,515	$87,229	$11,286	2.7%	3.5%	(0.8%)
Master Lease 2	55,848	45,015	10,833	2.5%[1]	3.5%	(1.0%)
Master Lease 3	41,921	35,606	6,315	2.7%	3.5%	(0.8%)
Master Lease 4	42,687	38,026	4,661	2.7%	3.5%	(0.8%)

All Master Leases	$238,971	$205,876	$33,095

[1]	Escalator is based on Consumer Price Index (“CPI”) with a floor of 2.25% and a ceiling of 4%. The average CPI for the last five years is 2.5%.

Ventas has 30 days to elect to exercise its right to reset fair market rental by sending Kindred a final exercise notice. Ventas’ election can be made on a Master Lease-by-Master Lease basis. Alternatively, Ventas may decide not to exercise its rent reset option, in which case the rent and existing 3.5% contingent annual escalators would remain at their current levels under the Master Leases. If Ventas exercises its rent reset right in accordance with the Master Leases, the rent reset will become effective retroactive to July 19, 2006.

As a condition to exercising its rent reset right, upon delivery of the final exercise notice, Ventas is required to pay Kindred a reset fee equal to a prorated portion of approximately $4.6 million which will be allocated among the Master Leases. Assuming Ventas elects to implement the rent reset, the final appraised rents will be allocated among the relevant facilities in accordance with the determinations made by the final appraisers.

At this time, Kindred is beginning its analysis on whether to renew the leases for 56 nursing centers and eight hospitals that expire in April 2008 under the Master Leases. These facilities are held in seven renewal bundles. At Kindred’s option, all, but not less than all, of the leased properties in each bundle may be extended for one five-year renewal term beyond the initial term at the then existing rental rate plus the then existing escalator amount per annum. The rental rate will escalate each year during the renewal term at the applicable escalation rate. The renewal notices for these bundles of leased properties may be delivered to Ventas between November 1, 2006 and April 29, 2007. It may be financially and strategically beneficial for Kindred not to renew one or more of these bundles of leased properties.

Paul J. Diaz, President and Chief Executive Officer of Kindred, commented, “We are pleased to have this issue resolved so that we can turn our full attention to growing and improving the operations of Kindred. With the completion of the rent reset process, and the expiration of our outstanding warrants earlier this year, Kindred has moved beyond the last vestiges of our reorganization of more than five years ago. More importantly, we believe that Kindred is now more favorably positioned to grow as a leading national provider of post-acute healthcare services.

“I am excited about Kindred’s future and the potential within each of our operating divisions. We believe further opportunities exist to grow our hospital division by serving new markets and expanding our services. Our nursing center operations have demonstrated solid improvements in quality, which is driving census growth and increased profitability. In Peoplefirst Rehabilitation, we continue to add external contracts as we focus on the recruitment and retention of qualified therapists.”

Mr. Diaz continued, “We also are making steady progress in our efforts with AmerisourceBergen Corporation (NYSE: ABC) to create the second largest institutional pharmacy provider by combining the operations of our KPS institutional pharmacy business with PharMerica. We believe this transaction can provide substantial benefits to our shareholders and will create a stronger competitor in the institutional pharmacy market.”

Mr. Diaz concluded, “The process agreed to by Ventas and us, with the coordination of Cushman & Wakefield and Integra Realty Resources, was fair and provided a level playing field for both companies to be strong advocates for their positions. More importantly, this favorable resolution of the reset process, particularly the significant decrease in the annual rent escalator coupled with the potential to divest unprofitable facilities through the upcoming lease renewal process, will provide Kindred with a much clearer path to creating shareholder value as we look out over the next five years. Nevertheless, we continue to believe that a positive relationship between Kindred and Ventas is important for both companies and we look forward to seeking opportunities with Ventas that are mutually beneficial going forward.”

Earnings Guidance

Kindred also announced that it has reinstated annual earnings guidance as a result of the resolution of the Ventas rent reset issue and recent clarity with respect to certain Medicare reimbursement changes in its hospital division. For fiscal 2006, Kindred expects to report consolidated revenues of approximately $4.3 billion. Operating income, or earnings before interest, income taxes, depreciation, amortization and rents, is expected to range between $541 million and $556 million. Depreciation, amortization and net interest costs are expected to approximate $123 million. Net income from continuing operations is expected to be between $60 million and $69 million, or $1.47 to $1.69 per diluted share (based upon diluted shares of 40.9 million).

Kindred indicated that the earnings guidance assumes that Ventas elects to accept the final appraisers’ determination of fair market rental under the Master Leases. The guidance does not include any significant changes in third party reimbursements (other than those previously disclosed by Kindred) or the effect of the proposed spin-off of Kindred’s institutional pharmacy business. The impact of the recently announced transaction with Health Care Property Investors, Inc. (NYSE: HCP), pursuant to which Kindred will reclassify as discontinued operations 11 unprofitable skilled nursing centers, has been reflected in Kindred’s earnings guidance.

Mr. Diaz commented, “We are pleased to provide annual earnings guidance to investors as we look to a more predictable operating environment going forward. While we expect to report a difficult third quarter that was negatively impacted by both seasonal weakness in hospital volumes and lower Medicare rates in our hospital business, we are confident that our fourth quarter results will rebound as we are seeing admissions picking up and our mitigation plans for the hospital Medicare rate cuts begin to take hold. We are also pleased that our other three divisions, particularly our nursing center division, continue to perform well.”

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Kindred’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Kindred’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Kindred is unable to predict or control, that may cause Kindred’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in Kindred’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect Kindred’s plans or results include, without limitation, (a) Kindred’s ability to operate pursuant to the terms of its debt obligations and its Master Leases with Ventas; (b) the risks and uncertainties arising from and related to the rent reset process pursuant to the Master Leases; (c) Kindred’s ability to meet its rental and debt service obligations; (d) Kindred’s and AmerisourceBergen’s ability to reach definitive agreements related to the proposed merger of their respective institutional pharmacy operations and the receipt of all required regulatory approvals and the satisfaction of other closing conditions to the proposed transaction; (e) adverse developments with respect to Kindred’s results of operations or liquidity; (f) Kindred’s ability to attract and retain key executives and other healthcare personnel; (g) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel; (h) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (i) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for long-term acute care hospitals, including the final Medicare payment rules issued on May 2, 2006, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in Medicare and Medicaid reimbursements for Kindred’s nursing centers; (j) national and regional economic conditions, particularly their effect on the availability and cost of labor, materials and other services; (k) Kindred’s ability to control costs, including labor and employee benefit costs; (l) Kindred’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (m) the increase in the costs of defending and insuring against alleged professional liability claims and Kindred’s ability to predict the estimated costs related to such claims; (n) Kindred’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (o) Kindred’s ability to successfully dispose of unprofitable facilities; and (p) Kindred’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond Kindred’s control. Kindred cautions investors that any forward-looking statements made by Kindred are not guarantees of future performance. Kindred disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

As noted above, Kindred’s earnings guidance includes the financial measure referred to as operating income. Kindred’s management uses operating income as a meaningful measure of operational performance in addition to other measures. Kindred uses operating income to assess the relative performance of Kindred’s operating divisions as well as the employees that operate these businesses. In addition, Kindred believes this measurement is important because securities analysts and investors use this measurement to compare Kindred’s performance to other companies in the healthcare industry. Kindred believes that net income from continuing operations is the most comparable measure, in relation to generally accepted accounting principles, to operating income. Readers of Kindred’s financial information should consider net income from continuing operations as an important measure of Kindred’s financial performance because it provides the most complete measure of Kindred’s performance. Operating income should be considered in addition to, not as a substitute for, or superior to, financial measures based upon generally accepted accounting principles as an indicator of operating performance. A reconciliation of the estimated operating income to net income from continuing operations provided in Kindred’s earnings guidance is included in this press release.

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE: KND), is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annualized revenues of $4.3 billion that provides services in over 500 locations in 39 states. Kindred through its subsidiaries operates long-term acute care hospitals, skilled nursing centers, institutional pharmacies and a contract rehabilitation services business, Peoplefirst Rehabilitation Services, across the United States. Kindred’s 56,000 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com.

KINDRED HEALTHCARE, INC.

Reconciliation of 2006 Earnings Guidance – Continuing Operations

(Unaudited)

(In millions, except per share amounts)

	2006 Earnings Guidance Range
	Low	High

Operating income	$541	$556
Rent	312	312
Depreciation and amortization	122	122
Interest, net	1	1

Income from continuing operations before income taxes	106	121
Provision for income taxes	46	52

Income from continuing operations	$60	$69

Earnings per diluted share	$1.47	$1.69

Shares used in computing earnings per diluted share	40.9	40.9